Exhibit 99.2

Abercrombie & Fitch
April 2010 Sales Release
Call Script

This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended May 1, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.

Net sales for the four-week period ended May 1, 2010, were $214.3 million, an 8% increase from net sales of $199.1 million for the four-week period ended May 2, 2009. April comparable store sales decreased 7%. Total Company direct-to-consumer net merchandise sales increased 50% to $23.1 million. Total Company international net sales, including direct-to-consumer net sales, increased 94% to $40.0 million.

Abercrombie & Fitch comparable store sales decreased 7% for the month and increased 3% for the quarter. Men’s comps for the quarter were up by a high single digit; women’s comps for the quarter were down by a low single digit. Transactions per average store increased 14% for the quarter; average transaction value increased 1% for the quarter.

Abercrombie & Fitch
April 2010 Sales Release
Call Script

For abercrombie kids, comparable store sales decreased 5% for the month and increased 6% for the quarter. Guys comps for the quarter were up by a high single digit; Girls comps for the quarter were up by a mid single digit. Transactions per average store increased 17% for the quarter; average transaction value decreased 3% for the quarter.

Hollister comparable store sales decreased 7% for the month and decreased 2% for the quarter. Dudes comps for the quarter were up by a mid single digit; Bettys comps for the quarter were down by a mid single digit. Transactions per average store increased 16% for the quarter; average transaction value decreased 8% for the quarter.

Across all brands, average unit retail decreased 10% for the quarter. Adjusted for selling mix, the like for like reduction in AUR was somewhat greater.

For the month and from a merchandise classification standpoint across all brands, woven shirts, fleece and shorts were stronger categories for men’s while knit tops were weaker. For women’s, dresses, woven shirts and fleece were stronger categories while knit tops were weaker.

Abercrombie & Fitch
April 2010 Sales Release
Call Script

Within the comp for the month, UK Hollister stores and domestic tourist stores, excluding the 5th Avenue flagship, were better performers. Within direct-to-consumer for the month, both domestic and international business were up strongly, with Hollister being the strongest performer in both cases.

The Company will release its first quarter results on Tuesday, May 18, 2010 prior to the opening of the market and hold a conference call at 8:30 AM Eastern Time. To listen to the conference call, dial (888) 801-6504 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 981-5518. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 1393409 or through www.abercrombie.com.

Thank You.

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